Exhibit 99.1

For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS

Feb. 11, 2014

ENTERGY REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Strong Utility Industrial Sales Growth, Rise in EWC 2014 Northeast Forward Power Prices Highlight the Quarter

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings per share of $0.82 on an as-reported basis and $1.00 on an operational basis for fourth quarter 2013 and $3.99 on an as-reported basis and $5.36 on an operational basis for the full year 2013, as shown in Table 1 below. The period-over-period declines were due largely to income tax benefits recorded in 2012. A more detailed discussion of quarterly and full-year results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported Earnings	0.82	1.66	(0.84)	3.99	4.76	(0.77)
Less Special Items	(0.18)	(0.06)	(0.12)	(1.37)	(1.47)	0.10
Operational Earnings	1.00	1.72	(0.72)	5.36	6.23	(0.87)
Weather Impact	0.11	(0.07)	0.18	-	(0.09)	0.09

Operational Earnings Highlights for Fourth Quarter 2013
•	Utility earnings were lower due primarily to higher income tax expense and higher expenses for non-fuel O&M, depreciation and other taxes, partially offset by an increase in net revenue.
•	EWC earnings increased, driven by a gain on sale, higher other income and lower income tax expense, partially offset by lower net revenue and higher non-fuel O&M and depreciation.
•	Parent & Other results decreased due primarily to higher income tax expense.

“In the fourth quarter, we saw encouraging top-line results at the Utility from continued strong industrial sales growth,” said Leo Denault, Entergy’s chairman and chief executive officer. “Growth was driven by increased production from existing customers tied to favorable global economic conditions. We expect to see continued load growth in the future as facility expansions come on line. During the quarter, EWC saw a surge in spot and 2014 forward power prices for the Northeast. The hedging strategy we’ve employed over the past several years positioned us to participate in this price run-up, which will largely be reflected in 2014 results.

“On a full year basis, we delivered solid 2013 operational results that reflected productive investments for Utility customers and a trend toward tightening supply/demand fundamentals in the Northeast as well as upward movement of energy spot prices. Moreover, we executed on several strategic initiatives, such as joining MISO, reducing our cost structure and improving productivity across our businesses, and making portfolio changes at EWC, consistent with our strategy.”

Entergy’s business highlights also included the following:
•	Entergy operating companies successfully completed integration of their transmission systems into the MISO RTO.
•	The LPSC approved a settlement resolving outstanding rate cases for ELL and EGSL.
•	The APSC issued a decision on EAI’s rate case and EAI has requested rehearing of the Commission’s order.
•	EGSL signed a six-year commercial agreement with Sasol North America Inc. to supply up to 200 megawatts to Sasol’s proposed ethane cracker and derivatives project.
•	The sale of EWC’s District Energy business was completed in November 2013.
•	Entergy VY and the state of Vermont announced a settlement agreement on the plant’s operations through 2014 and its later transition to decommissioning.

A teleconference will be held at 9 a.m. CT on Tuesday, Feb. 11, 2014, to discuss Entergy’s fourth quarter 2013 earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 325-2115, confirmation code 6761108, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides are also available on Entergy’s website concurrent with this release, which was issued before market open on the day of the call. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com. The telephone replay will be available through noon CT on Tuesday, Feb. 18, 2014, by dialing (719) 457-0820, confirmation code 6761108.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for fourth quarter and year-to-date 2013 versus 2012, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. A detailed discussion of the factors driving quarterly results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2013 vs. 2012 (see Appendix E for definitions of certain measures)
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
As-Reported
Utility	0.90	1.57	(0.67)	4.64	5.30	(0.66)
Entergy Wholesale Commodities	0.24	0.33	(0.09)	0.24	0.23	0.01
Parent & Other	(0.32)	(0.24)	(0.08)	(0.89)	(0.77)	(0.12)
Consolidated As-Reported Earnings	0.82	1.66	(0.84)	3.99	4.76	(0.77)

Less Special Items
Utility	0.04	(0.06)	0.10	(0.16)	(0.21)	0.05
Entergy Wholesale Commodities	(0.24)	-	(0.24)	(1.23)	(1.26)	0.03
Parent & Other	0.02	-	0.02	0.02	-	0.02
Consolidated Special Items	(0.18)	(0.06)	(0.12)	(1.37)	(1.47)	0.10

Operational
Utility	0.86	1.63	(0.77)	4.80	5.51	(0.71)
Entergy Wholesale Commodities	0.48	0.33	0.15	1.47	1.49	(0.02)
Parent & Other	(0.34)	(0.24)	(0.10)	(0.91)	(0.77)	(0.14)
Consolidated Operational Earnings	1.00	1.72	(0.72)	5.36	6.23	(0.87)
Weather Impact	0.11	(0.07)	0.18	-	(0.09)	0.09

Detailed earnings variance analyses are included in Appendix A-1 and Appendix A-2 to this release. In addition, Appendix A-3 provides details of special items shown in Table 2 above.

Consolidated Operating Cash Flow

Entergy’s operating cash flow in fourth quarter 2013 was $990 million compared to $720 million in fourth quarter 2012. The overall quarterly increase was due to several factors, including variations in cash flow from net revenue. Cash flow from utility net revenue, including cash effects from deferred fuel, increased while cash flow from EWC net revenue declined. Other drivers of the quarter-over-quarter increase included non-capital storm spending associated with Hurricane Isaac in 2012 and lower refueling outage spending. These increases were partially offset by higher pension funding. Income tax payments contributed to the line of business variances, but were largely offsetting between the segments.

For the year, Entergy’s operating cash flow was $3,189 million in 2013 versus $2,940 million in 2012. The year-over-year increase was due largely to variations in cash flow from higher Utility net revenue, including the effects from deferred fuel. Other items that contributed to the increase included the net effect of non-capital storm spending for Hurricane Isaac in 2012 and an ice storm in 2013 and receipt of proceeds from the DOE in second and third quarters 2013 resulting from litigation regarding storage of spent nuclear fuel.

The overall increase was partially offset by higher income tax payments and non-capital spending related to ANO recovery from the March 31 industrial incident. Income tax payments contributed to the line of business variances, but were largely offsetting between the segments.

Table 3 provides the components of operating cash flow contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Operating Cash Flow
Fourth Quarter and Year-to-Date 2013 vs. 2012
(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility	906	557	349	2,208	2,354	(146)
Entergy Wholesale Commodities	195	111	84	730	676	54
Parent & Other	(111)	52	(163)	251	(90)	341
Total Operating Cash Flow	990	720	270	3,189	2,940	249

II.	Utility

In fourth quarter 2013, Utility earnings were $0.90 per share on an as-reported basis and $0.86 per share on an operational basis, compared to as-reported earnings per share of $1.57 and operational earnings per share of $1.63 in fourth quarter 2012. The quarter-over-quarter decrease in operational earnings per share was due primarily to higher income tax expense as well as higher expenses for non-fuel O&M, depreciation and other taxes. These items were partially offset by an increase in net revenue.

Fourth quarter 2012 results included a reduction in income tax expense driven by a tax audit settlement. There were income tax items in fourth quarter 2013 which resulted in a net benefit to earnings. The benefit in fourth quarter 2012 was larger than the benefit recorded in fourth quarter 2013.

Non-fuel O&M was higher due partly to increased compensation and benefits costs. A portion of the higher non-fuel O&M as well as the depreciation expense increases was offset by higher net revenue.

Higher net revenue partially offset expense increases. Pricing adjustments contributed to the net revenue increase. Current quarter net revenue reflected regulatory actions from placing major generation investments in service. A portion of the net revenue increase was for recovery of costs below net revenue. Also contributing to the increase in net revenue was higher volume due to the effects of weather. Weather was favorable in fourth quarter 2013 while it was unfavorable in the comparable quarter one year ago.

Retail electric sales in billed gigawatt-hours by customer segment are summarized in Table 4. Fourth quarter 2013 sales reflected the following:
•	Residential sales, on a weather-adjusted basis, decreased (0.3) percent compared to fourth quarter 2012.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 1.0 percent quarter over quarter.
•	Industrial sales in the fourth quarter increased 3.2 percent compared to the same quarter of 2012.

Billed retail sales increased 1.5 percent on a weather-adjusted basis, driven largely by strong industrial sales growth. The industrial sales increase was due primarily to growth in the refining, chemicals and small industrial segments. Residential weather-adjusted sales reflected continued emphasis on energy efficiency and demand-side management programs.

For the year 2013, the Utility earned $4.64 per share on an as-reported basis and $4.80 per share on an operational basis, compared to $5.30 per share on an as-reported basis and $5.51 per share on an operational basis in 2012. The year-over-year decrease was due largely to higher income tax expense. Results in both years reflected tax items that resulted in decreases in income tax expense. The income tax expense benefit in 2012 exceeded the benefit in 2013. A portion of the benefits resulting from a second quarter 2012 IRS agreement included customer sharing, which reduced net revenue in the same period. Increased non-fuel O&M, depreciation expense and taxes other than income taxes also contributed to the decrease. Interest expense and nuclear refueling outage expense were also higher year-over-year.

The year-over-year decreases were partially offset by higher net revenue, which included the previously noted second quarter 2012 customer sharing. The net revenue increase also reflected the net effect of rate adjustments, including recovery for a portion of the expense increases noted above. Sales growth was also positive, including the effects of weather. Overall billed retail sales increased 0.7 percent year-over-year; excluding the effects of weather, billed retail sales increased 0.2 percent.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012 (see Appendix E for definitions of certain measures)

	Fourth Quarter				Year-to-Date
	2013	2012	% Change	% Weather Adjusted	2013	2012	% Change	% Weather Adjusted
GWh billed
Residential	8,089	7,360	9.9%	(0.3)%	35,169	34,664	1.5%	(0.6)%
Commercial and governmental	7,647	7,313	4.6%	1.0%	30,959	31,159	(0.6)%	(0.1)%
Industrial	10,389	10,067	3.2%	3.2%	41,653	41,181	1.1%	1.1%
Total Retail Sales	26,125	24,740	5.6%	1.5%	107,781	107,004	0.7%	0.2%
Wholesale	1,133	798	42.0%		3,020	3,200	(5.6)%
Total Sales	27,258	25,538	6.7%		110,801	110,204	0.5%
Non-fuel O&M per MWh (a)	$21.99	$22.19	(0.9)%		$20.98	$19.53	7.4%
Number of electric retail customers
Residential					2,395,267	2,379,955	0.6%
Commercial and governmental					359,140	355,870	0.9%
Industrial					45,789	42,230	8.4%
Total Retail Customers					2,800,196	2,778,055	0.8%

(a)
Fourth quarter and year-to-date 2012 and 2013 exclude the special item associated with the proposed spin-merge of the transmission business; fourth quarter and year-to-date 2013 exclude the special item for HCM implementation expenses.

Appendix B provides information on selected regulatory cases.

III.	Entergy Wholesale Commodities

EWC operational adjusted EBITDA was $133 million in fourth quarter 2013, compared to $161 million in the same period a year ago, as shown in Table 5.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012 (see Appendix E for definitions of certain measures)
($ in millions)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Net income	42	59	(17)	43	40	3
Add back: interest expense	5	3	2	16	18	(2)
Add back: income tax expense	(12)	50	(62)	(77)	61	(138)
Add back: depreciation and amortization	61	47	14	216	176	40
Subtract: interest and investment income	66	28	38	138	105	33
Add back: decommissioning expense	33	30	3	125	72	53
Adjusted EBITDA	63	161	(98)	185	262	(77)
Add back: special item for HCM implementation expenses (pre-tax)	19	-	19	24	-	24
Add back: special item for VY asset impairments / related charges (pre-tax)	52	-	52	343	356	(13)
Operational adjusted EBITDA	133	161	(28)	553	618	(65)

Totals may not foot due to rounding

The decline in EWC quarter-over-quarter operational adjusted EBITDA was due largely to increased non-fuel O&M and decreased net revenue. The gain on sale of the District Energy business provided a partial offset.

During fourth quarter 2013, EWC revenues were reduced by mark-to-market activity. As part of an asymmetric and protective risk management hedging strategy, additional financial power sales were conducted in fourth quarter 2013 to offset the exercise of in-the-money protective call options and to lock in margins. These additional sales did not qualify for hedge accounting treatment, and increases in forward prices after those sales were made accounted for the majority of the negative mark-to-market variance. It is expected that the underlying transactions will result in earnings in first quarter 2014 as these positions settle. Within net revenue, higher nuclear production due to 36 fewer refueling and unscheduled outage days provided a partial offset.

For the year, EWC operational adjusted EBITDA was $553 million compared to $618 million in 2012. The main drivers for the year-over-year decrease were the same as the quarterly drivers noted previously - lower net revenue and higher non-fuel O&M, partially offset by a gain on the sale of the District Energy business.

Contributions to 2013 operational adjusted EBITDA from VY, scheduled to be closed later this year at the end of its current operating cycle, were approximately $(2) million in the fourth quarter and $18 million for the full year.

EWC reported as-reported earnings of $0.24 per share and operational earnings of $0.48 per share for fourth quarter 2013, compared to fourth quarter 2012 earnings of $0.33 per share on both an as-reported and an operational basis. The increase in operational earnings was driven by higher other income and a decrease in income tax expense. The increase in other income was due primarily to higher realized decommissioning trust earnings in fourth quarter 2013, which are directly reinvested into the trust funds.

Partially offsetting the increase was higher depreciation expense and lower operational adjusted EBITDA. Depreciation expense increased due to the effects of the VY shutdown decision. In addition, fourth quarter 2012 results included an accrual for reimbursement of VY spent nuclear fuel storage costs from the DOE, which reduced depreciation expense as well as reduced non-fuel O&M and increased miscellaneous other income included in EBITDA.

For the year, EWC earnings per share were $0.24 on an as-reported basis and $1.47 on an operational basis, compared to as-reported earnings of $0.23 per share and operational earnings of $1.49 per share in 2012. Several drivers contributed to the slight decline in operational earnings. In addition to the operational adjusted EBITDA drivers noted above, decommissioning and depreciation expenses were higher due primarily to items recorded in 2012. The decrease was partially offset by higher other income and lower income tax expense.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
Fourth Quarter and Year-to-Date 2013 vs. 2012 (see Appendix E for definitions of certain measures)

	Fourth Quarter			Year-to-Date
	2013	2012	% Change	2013	2012	% Change
Owned capacity (MW) (b)	6,068	6,612	(8.2)%	6,068	6,612	(8.2)%
GWh billed	11,938	11,221	6.4%	45,127	46,178	(2.3)%
Net revenue ($ millions)	432	463	(6.7)%	1,802	1,854	(2.8)%
Average realized revenue per MWh	$45.05	$50.56	(10.9)%	$50.86	$50.02	1.7%
Non-fuel O&M per MWh (c)	$25.10	$23.52	6.7%	$25.32	$23.66	7.0%

EWC Nuclear Fleet
Capacity factor	97%	90%	7.8%	89%	89%	-
GWh billed	10,858	10,298	5.4%	40,167	41,042	(2.1)%
Average realized revenue per MWh	$44.15	$49.88	(11.5)%	$50.15	$50.29	(0.3)%
Production cost per MWh (c)	$25.37	$26.18	(3.1)%	$26.35	$26.19	0.6%
Refueling outage days
FitzPatrick	-	19		-	34
IP2	-	-		-	28
IP3	-	-		28	-
Palisades	-	-		-	34
Pilgrim	-	-		45	-
VY	-	-		27	-

(b)	Fourth quarter and year-to-date 2013 were reduced due to the retirement of R.E. Ritchie Unit 2 (gas/oil) plant in November 2013 (544 MWs)
(c)
Fourth quarter and year-to-date 2013 exclude the effect of the special item for HCM implementation expenses; year-to-date 2012 and fourth quarter and year-to-date 2013 exclude the effect of the special item for VY asset impairments / related charges.

Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet. It also provides total revenue projections using market prices as of Dec. 31, 2013, adjusted for internal expectations for the new NYISO LHV capacity zone starting in May 2014. EWC uses a combination of forward physical and financial contracts, including swaps, collars, put and/or call options, to manage forward commodity price risk. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivities are provided to show potential variations. The sensitivities may not reflect the total maximum upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: Entergy Wholesale Commodities Capacity and Generation
2014 through 2018 (see Appendix E for definitions of certain measures)
(based on market prices as of Dec. 31, 2013) (d)
	2014	2015	2016	2017	2018
EWC Nuclear Portfolio
Energy
Planned TWh of generation (e)	39	35	36	35	35
Percent of planned generation under contract
Unit-contingent	25%	15%	16%	14%	14%
Unit-contingent with availability guarantees	16%	15%	14%	15%	3%
Firm LD	59%	44%	10%	-	-
Offsetting positions	(26)%	-	-	-	-
Total (f)	74%	74%	40%	29%	17%
Average revenue per MWh on contracted volumes
Minimum	$47	$43	$47	$51	$56
Expected based on current market prices	$50	$49	$49	$52	$56
Sensitivity: -/+ $10 per MWh market price change	$48-$52	$45-$54	$47-$51	$51-$54	$56

Capacity
Planned net MW in operation	5,011	4,406	4,406	4,406	4,406
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	18%	18%	18%	18%
Capacity contracts	28%	15%	15%	6%	-
Total	44%	33%	33%	24%	18%
Average revenue under contract per kW per month (applies to capacity contracts only)	$2.7	$3.2	$3.4	$3.6	-

Total Nuclear Energy and Capacity Revenues (g)
Expected sold and market total revenue per MWh	$55	$50	$49	$50	$51
Sensitivity: -/+ $10 per MWh market price change	$51-$59	$45-$56	$42-$56	$43-$57	$43-$59

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation	6	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	33%	35%	34%	32%	33%
Firm LD	6%	6%	6%	6%	6%
Total (h)	39%	41%	40%	38%	39%

Capacity
Planned net MW in operation	1,052	1,052	1,052	977	977
Percent of capacity sold forward
Cost-based contracts	24%	24%	24%	26%	26%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%
Capacity contracts	53%	53%	53%	23%	0%
Total	85%	85%	85%	57%	34%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$97	$98	$111	$125	$137

(d)
Assumes shutdown of VY in fourth quarter 2014 and uninterrupted normal operation at the remaining nuclear plants. NRC license renewal applications are in process for both Indian Point units; at midnight on 9/28/13, IP2 entered the period of extended operations under its current license and the current license for IP3 expires 12/12/15.

(e)	2014 planned generation updated to reflect changes in outage duration assumptions.
(f)	2014 percent of planned generation under contract declined due to out-of-the-money protective options which expired in fourth quarter 2013 and were not replaced.
(g)	Includes current expectations for the new NYISO LHV capacity zone starting in May 2014.
(h)	A portion of the planned generation sold is subject to approval of transmission rights.

IV.	Parent & Other

Parent & Other reported a loss of $(0.32) per share on an as-reported basis and $(0.34) on an operational basis for fourth quarter 2013, compared to a fourth quarter 2012 as-reported and operational loss of $(0.24) per share. The period-over-period decline in operational results was due to income tax expense on the EWC District Energy sale noted previously. The sale of EWC’s District Energy business affected the earnings of both EWC and Parent & Other. The pre-tax gain was recorded at EWC while the associated income tax expense was included in Parent & Other results.

For the year 2013, Parent & Other reported a loss of $(0.89) per share on an as-reported basis and $(0.91) per share on an operational basis. This compares to a loss of $(0.77) per share on an as-reported and an operational basis in 2012. Higher income tax expense, including income tax on the District Energy gain, was the primary factor in the year-over-year operational earnings per share decrease.

V.	2014 Earnings Guidance

Entergy affirmed its previously issued 2014 operational earnings guidance in the range of $4.60 to $5.40 per share and noted that indications are near the upper end of the guidance range, based on assumptions as of Dec. 31, 2013. Year-over-year changes are shown as point estimates and are applied to final 2013 operational earnings to compute the 2014 guidance midpoint. Drivers for the 2014 operational earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. Entergy’s 2014 operational earnings guidance is detailed in Table 8 below.

Table 8: 2014 Operational Earnings Per Share Guidance
(Per share in U.S. $) – Prepared October 2013 (i)
Segment	Description of Drivers	2013 Operational Earnings per Share	Expected Change	2014 Guidance Midpoint	2014 Guidance Range

Utility	2013 Operational earnings per share	4.80
	Adjustment to normalize weather		-
	Increased net revenue due to retail sales growth and rate changes		0.35
	Other decreases in net revenue, including rate changes associated with offsets in other line items		(0.25)
	Decreased non-fuel O&M		0.35
	Increased depreciation expense		(0.15)
	Increased other income		0.15
	Higher effective income tax rate		(0.05)
	Subtotal	4.80	0.40	5.20

Entergy Wholesale Commodities	2013 Operational earnings per share	1.47
	Increased net revenue due primarily to higher capacity pricing for nuclear assets		0.15
	Decreased non-fuel O&M		0.15
	Increased decommissioning expense		(0.05)
	Increased depreciation expense		(0.25)
	Gain on sale of District Energy business in 2013 (j)		(0.25)
	Higher effective income tax rate		(0.25)
	Other		(0.12)
	Subtotal	1.47	(0.62)	0.85

Parent & Other	2013 Operational earnings per share	(0.91)
	Higher Parent non-fuel O&M		(0.05)
	Income tax expense (j)		-
	Other		(0.09)
	Subtotal	(0.91)	(0.14)	(1.05)

Consolidated Operational	2014 Operational EPS Guidance Range	5.36	(0.36)	5.00	4.60 – 5.40

(i)	Originally prepared October 2013 and updated February 2014 to reflect 2013 final results.
(j)	Gain on the sale of the District Energy business in fourth quarter 2013 was recognized at EWC on a pre-tax basis; tax effect was recognized in Parent & Other.

Key assumptions supporting 2014 operational earnings guidance, based on assumptions at the time guidance was initiated in October 2013, are as follows:

Utility
•	Normal weather
•
Retail sales growth of around 1.9 percent on a weather-adjusted basis, driven largely by growth in the industrial segment; retail sales growth excluding the effect of industrial expansions is around 0.6 percent

•	Increased net revenue from rate changes, including EAI, EGSL, ELL and ETI rate case adjustments, net of lower net revenue for Grand Gulf recovery attributable to lower rate base
•	Other decreases in net revenue, approximately half due to rate changes with offsets in other line items and approximately half due to other items, including items recorded in 2013
•
Decreased non-fuel O&M due largely to HCM and lower compensation and benefits costs, largely post-employment benefits; also reflects increased expenses associated with joining MISO, largely offset in net revenue, as well as other general cost increases

•	Utility O&M savings from HCM assumed to be approximately $125 million pre-tax in 2014, exclusive of any cost to achieve the expected savings
•	Increased depreciation expense associated with capital spending at the Utility, partially offset by lower depreciation rates at EAI, offset in net revenue
•
Increased other income due largely to higher allowance for equity funds used during construction including AFUDC from the Ninemile 6 new CCGT project and higher interest and investment income which reflects higher affiliate dividend income, offset at Parent & Other, assuming Hurricane Isaac financing is completed in early- to mid-2014

•	Higher effective income tax rate; effective income tax rate estimated at approximately 33 percent in 2014

Entergy Wholesale Commodities
•
46 TWh of output for the total fleet, reflecting an approximate 90 percent nuclear capacity factor compared to an 89 percent nuclear capacity factor in 2013; 2014 includes approximately 30- to 45-day scheduled refueling outages at Palisades in early 2014, IP2 in Spring 2014 and FitzPatrick in Fall 2014; outage days vary depending on the scope of the outage

•	Assumes full year operations for all nuclear plants, including VY which is assumed to begin ramping down power production in fourth quarter 2014 for final shutdown by year-end
•
$51/MWh average price for EWC-nuclear fleet’s total energy and capacity revenues, using published market prices at the end of September 2013 and adjusting capacity prices for expectations for the new LHV capacity zone expected to be in place starting in May 2014 (average price based on portfolio as of Dec. 31, 2013 is $55/MWh)

o	$47/MWh average revenue per MWh on contracted energy volumes, representing 81 percent of planned generation
o	$39/MWh average market price on 19 percent unsold energy volumes (average market price based on prices and open position as of Dec. 31, 2013 was $48/MWh)
o	$2.4/kW-month average capacity revenue under contract on 19 percent capacity, excluding bundled capacity contracts, which are priced within the contracted energy volumes above
o	$5.2/kW-month average capacity price on 65 percent unsold capacity (average market price based on prices and open position as of Dec. 31, 2013 was $4.7/kW-month)
o	Capacity revenue forecast assumes uplift associated with the LHV capacity zone of approximately $3/kW-month on an annualized basis
•	Nuclear fuel expense around $6.6/MWh for 2014 compared to $6.4/MWh for 2013; average nuclear fuel expense in both years affected by VY impairments
•	Decreased purchased power expense reflected in net revenue
•
Non-fuel O&M, including nuclear refueling outage expenses, around $24.3/MWh reflecting lower expense resulting from HCM and lower compensation and benefits costs, largely post-employment benefits, and lower expense resulting from the sale of the District Energy business in fourth quarter 2013; decreases were partially offset by higher refueling outage amortization as well as other general cost increases

•
Excludes VY spending that would have been capital except for the shutdown decision, which will be reported as part of the Asset impairment and related charges line item, and any VY severance and retention expenses; these items will be reflected as special items

•	EWC O&M savings from HCM assumed to be approximately $55 million pre-tax in 2014, exclusive of any cost to achieve the expected savings
•	Increased decommissioning expense, reflecting accretion of asset retirement obligation largely at VY
•
Increased depreciation expense due to higher depreciation expense for VY resulting from the shutdown decision in third quarter 2013 and higher depreciable plant balances; also reflects an estimated effect of revised depreciation rates based on a new depreciation rate study

•	Higher effective income tax rate
•	VY contribution to operational adjusted EBITDA approximately $50 million in 2014, based on market prices as of Sept. 30, 2013, compared to approximately $18 million in 2013

Parent & Other
•	Increased Parent non-fuel O&M due partly to the elimination of intercompany expense, offset at other business segments

Other
•	2014 average fully diluted shares outstanding of approximately 178 million
•	Overall effective income tax rate of 36 percent in 2014
•	HCM savings in 2014 projected to total approximately $200 million, including non-fuel O&M and capital; HCM savings estimate is exclusive of any cost to achieve the expected savings
•	Pension discount rate of 4.75 percent in 2014, compared to a final average pension discount rate of 4.36 percent in 2013 (final average discount rate is 5.14 percent in 2014)

Operational earnings guidance for 2014 should be considered in association with earnings sensitivities as shown in Table 9. These sensitivities illustrate the estimated change in operational earnings per share resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC. In addition, the operational earnings guidance range for 2014 takes into consideration a number of regulatory initiatives that were underway across the Utility jurisdictions and potential variations in the pension discount rate.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2014 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2013
Variable	2014 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial / Governmental Industrial	Around 1.9% retail sales growth on a weather adjusted basis, 0.6% excluding industrial expansions	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.44
Non-fuel O&M	Lower due to HCM and compensation and benefits costs, partially offset by other increases	1% change in expense	+ / - 0.08
Entergy Wholesale Commodities (k)
Nuclear capacity factor	90% capacity factor	1% change in capacity factor	- / + 0.06
EWC revenue (energy)	$51/MWh nuclear revenue; Non-nuclear net revenue	$10/MWh market price change	(0.49) / + 0.60
EWC revenue (capacity)	$5.2/kW-month average capacity price on 65% unsold nuclear capacity (including VY)	$0.50/kW-month change in capacity price on nuclear capacity	- / + 0.06
Total non-fuel O&M	$24.3/MWh non-fuel O&M	1% change in expense	+ / - 0.04
Nuclear Outage (lost revenue only)	90% capacity factor, including refueling outages for three EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $47/MWh for contracted volumes and $39/MWh for unsold volumes in 2014 (assuming no resupply option exercise)	(0.03) / n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+ / - 0.03
Pension and other postretirement costs (expense portion only) (l)	Discount rate of 4.75%	0.25% change	- / + 0.07
Effective income tax rate	36% effective income tax rate	1% change in overall effective income tax rate	+ / - 0.08

(k)	Assumes shutdown of VY in fourth quarter 2014 and uninterrupted normal operation at the remaining nuclear plants.
(l)	Based on 2013 rules of thumb for pension and other post-retirement employee benefit costs.

VI.	Appendices

Six appendices are presented in this section as follows:

•	Appendix A includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix B provides information on selected Utility regulatory cases.
•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix D provides a summary of planned capital expenditures for 2014 through 2016.
•	Appendix E provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.
•	Appendix F provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 and Appendix A-2 provide details of fourth quarter and year-to-date 2013 versus 2012 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix A-1: As-Reported and Operational Earnings Per Share Variance Analysis
Fourth Quarter 2013 vs. 2012
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2012 earnings	1.57	1.63		0.33	0.33		(0.24)	(0.24)		1.66	1.72
Net revenue	0.34	0.32	(m)	(0.11)	(0.11)	(n)	0.01	0.01		0.24	0.22
Other income (deductions) - other	0.06	0.06	(o)	0.11	0.11	(p)	-	-		0.17	0.17
Gain on sale of investment	-	-		0.25	0.25	(q)	(0.10)	(0.10)	(q)	0.15	0.15
Preferred dividend requirements	-	-		-	-		0.01	0.01		0.01	0.01
Asset impairment / related charges	(0.03)	-		(0.13)	-	(r)	(0.01)	-		(0.17)	-
Nuclear refueling outage expense	(0.01)	(0.01)		-	-		-	-		(0.01)	(0.01)
Decommissioning expense	(0.01)	(0.01)		(0.01)	(0.01)		-	-		(0.02)	(0.02)
Interest expense and other charges	(0.04)	(0.04)		(0.01)	(0.01)		0.01	0.01		(0.04)	(0.04)
Taxes other than income taxes	(0.06)	(0.05)	(s)	0.01	0.01		-	-		(0.05)	(0.04)
Depreciation / amortization expense	(0.05)	(0.05)	(t)	(0.05)	(0.05)	(u)	-	-		(0.10)	(0.10)
Other O&M	(0.12)	(0.10)	(v)	(0.23)	(0.12)	(w)	-	-		(0.35)	(0.22)
Income taxes - other	(0.75)	(0.89)	(x)	0.08	0.08	(y)	-	(0.03)		(0.67)	(0.84)
2013 earnings	0.90	0.86		0.24	0.48		(0.32)	(0.34)		0.82	1.00

Appendix A-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-Date 2013 vs. 2012
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2012 earnings	5.30	5.51		0.23	1.49		(0.77)	(0.77)		4.76	6.23
Net revenue	1.92	1.90	(m)	(0.18)	(0.18)	(n)	0.03	0.03		1.77	1.75
Gain on sale of investment	-	-		0.25	0.25	(q)	(0.10)	(0.10)	(q)	0.15	0.15
Other income (deductions) - other	0.02	0.02		0.10	0.10	(p)	0.01	0.01		0.13	0.13
Preferred dividend requirements	-	-		-	-		0.02	0.02		0.02	0.02
Asset impairment / related charges	(0.03)	-		0.16	-	(r)	(0.01)	-		0.12	-
Nuclear refueling outage expense	(0.05)	(0.05)	(z)	0.01	0.01		-	-		(0.04)	(0.04)
Interest expense and other charges	(0.12)	(0.12)	(aa)	0.01	0.01		(0.01)	(0.01)		(0.12)	(0.12)
Taxes other than income taxes	(0.13)	(0.12)	(s)	(0.02)	(0.02)		-	-		(0.15)	(0.14)
Decommissioning expense	(0.02)	(0.02)		(0.18)	(0.18)	(bb)	-	-		(0.20)	(0.20)
Depreciation / amortization expense	(0.26)	(0.26)	(t)	(0.14)	(0.14)	(u)	-	-		(0.40)	(0.40)
Other O&M	(0.62)	(0.55)	(v)	(0.31)	(0.18)	(w)	(0.04)	(0.04)		(0.97)	(0.77)
Income taxes – other	(1.37)	(1.51)	(x)	0.31	0.31	(y)	(0.02)	(0.05)	(cc)	(1.08)	(1.25)
2013 earnings	4.64	4.80		0.24	1.47		(0.89)	(0.91)		3.99	5.36

(m)
The current quarter and year-to-date increases reflected the net effect of pricing adjustments from regulatory actions, primarily from placing the Waterford 3 steam generator and the Hinds and Hot Spring acquisitions in service in late 2012. EAI’s energy efficiency rider and EMI’s FRP change in September 2013 contributed as well to the price variance. Volume also contributed to the increases, including the effects of weather. The variances also reflected a regulatory offset from higher nuclear decommissioning trust earnings. In addition, on a year-to-date basis, the increase reflected higher Grand Gulf recovery (primarily from the uprate completed in mid-year 2012), the effect of the second quarter 2012 regulatory charge for sharing tax benefits from an IRS agreement (discussed in (x)) and the effect of prior year charges associated with the September 2012 ETI rate order. A portion of these items in the quarter and year-to-date periods were for recovery of costs below the net revenue line.

Utility Net Revenue Variance Analysis 2013 vs. 2012 ($ EPS)
	Fourth Quarter	Year-to-Date
Weather	0.18	0.09
Sales growth / pricing	0.17	1.12
Regulatory agreement	-	0.57
Other	(0.01)	0.14
Total	0.34	1.92

(n)
The current quarter and year-to-date decreases were due largely to unfavorable mark-to-market activity. Higher nuclear production due to fewer refueling and unscheduled outage days partially offset the decreases in fourth quarter 2013. On a year-to-date basis, billed generation from EWC’s nuclear fleet was lower due to the exercise of resupply options in 2012 whereby, under these options, EWC elected to supply power from another source when a plant was not running; nuclear fuel costs were higher as well, contributing to the year-to-date decrease. Higher capacity revenues for the quarter and year-to-date provided partial offsets.

(o)	The increase in the current quarter was due largely to higher decommissioning trust earnings, offset in net revenue (discussed in (m)).

(p)	The current quarter and year-to-date increases were due primarily to higher decommissioning trust earnings.

(q)
In the current quarter and year-to-date periods, the effects from the sale of the District Energy business affected two segments. The total pre-tax gain of $0.25 per share was realized at EWC, while the $(0.10) per share income tax effect was realized at Parent & Other.

(r)
The as-reported decrease in the current quarter was primarily a result of the decision to shut down VY at the end of its current operating cycle in late 2014. Current period charges included expenses resulting from the settlement agreement reached with the State of Vermont in fourth quarter 2013. The year-to-date increase also reflected the net effect of the non-cash impairment recorded in third quarter 2013 compared to the impairment charge also recorded for VY in first quarter 2012.

(s)
The decreases in the quarterly and year-to-date periods was due primarily to an increase in ad valorem taxes resulting from 2013 higher assessments as well as an increase in local franchise taxes resulting from higher residential and commercial revenues compared to the prior periods.

(t)
The decreases in current quarter and year-to-date were due to additions to plant in service, including the Waterford 3 steam generator replacement, the Hinds and Hot Spring power plant acquisitions, and for year-to-date, the Grand Gulf uprate. Higher depreciation rates at ETI resulting from the 2012 rate case order also contributed to the decrease in the year-to-date period.

(u)
The current quarter and year-to-date decreases were driven by the decision to shut down VY and prior period items. In fourth quarter 2012, a reduction in depreciation expense was recorded as a result of an award for a claim by VY against the DOE for spent nuclear fuel storage costs. The year-to-date decrease also reflected a third quarter 2012 reduction in depreciation expense, which was recorded as a result of an award for a claim by IP2 against the DOE for spent nuclear fuel storage costs.

(v)
The current quarter and year-to-date decreases were driven by several factors, including higher compensation and benefits costs including post-employment benefits. In addition, higher fossil plant spending due primarily to the Hinds and Hot Spring acquisitions and energy efficiency spending at EAI, which are offset in net revenue as discussed in (m), contributed to the decreases. The year-to-date decrease also reflected a third quarter 2013 charge related to lump sum benefits out of the non-qualified pension plan, as well as higher nuclear spending, including costs related to the generator stator incident at ANO. 2012 results also included a deferral of MISO costs. The as-reported decreases also included HCM implementation expenses.

(w)
The current quarter and year-to-date decreases were due largely to higher compensation and benefits costs including post-employment benefits. In addition, fourth quarter 2012 included a partial offset to non-fuel O&M due to an accrual for reimbursement of VY spent nuclear fuel storage costs from the DOE. The as-reported decreases also included HCM implementation expenses as well as expenses resulting from the decision to shut down VY at the end of its current operating cycle in late 2014.

(x)
The decreases in the current quarter and year-to-date were due largely to items in prior periods. In fourth quarter 2012, income tax expense was reduced by approximately $155 million as a result of an IRS settlement. In addition, consolidated tax savings adjustments, which net to zero on a consolidated basis, were favorable in fourth quarter 2012 and were negligible in 2013. These decreases were partially offset by income tax expense adjustments in fourth quarter 2013, which netted to an approximately $14 million benefit. The year-to-date period also reflected items recorded in the prior year, including a decrease in income tax expense in second quarter 2012. The year-to-date decreases were partially offset by a favorable interest settlement for state income tax adjustments in third quarter 2013 and the first quarter 2012 write off of an EGSL regulatory asset. The as-reported decreases also included a tax benefit associated with the ITC transaction, because the costs became deductible with the termination of the transaction.

(y)
The current quarter increase was due primarily to consolidated tax savings adjustments, which were negligible in the current period and unfavorable in the prior period (consolidated tax savings adjustments net to zero on a consolidated basis). The year-to-date increase included resolution of a tax issue in third quarter 2013 as well as a state income tax benefit recorded in second quarter 2013.

(z)
The year-to-date decrease was due primarily to the amortization of higher expenses associated with refueling outages at Waterford 3 and Grand Gulf partially offset by lower amortization for ANO Unit 1 refueling outage costs.

(aa)	The year-to-date decrease was due primarily to higher debt balances as well as lower allowance for funds used during construction due to completion of several major projects in mid- to late-2012.

(bb)
 The year-to-date decrease was largely attributable to reductions in the asset retirement obligation recorded in second quarter 2012, which factored in, among other things, an updated decommissioning cost study for Pilgrim.

(cc)
The decrease year-to-date was due to the net effect of several items, including the second quarter 2012 favorable decision affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax. The decrease was partially offset by consolidated tax savings adjustments, which net to zero on a consolidated basis. The consolidated tax savings adjustment was negligible in 2013. Also partially offsetting was the third quarter 2013 reversal of a state valuation allowance of approximately $28 million. The as-reported decreases also included a tax benefit associated with the ITC transaction, because the costs became deductible with the termination of the transaction.

Appendix A-3 lists special items by business with quarter-to-quarter and year-to-year comparisons. Amounts are shown on both an earnings per share basis and a net income basis. Special items are those events that are not routine. Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix A-3: Special Items (shown as positive / (negative) impact on earnings)
Fourth Quarter and Year-to-Date 2013 vs. 2012
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility
Transmission business spin-merge expenses	0.11	(0.06)	0.17	(0.05)	(0.21)	0.16
HCM implementation expenses	(0.07)	-	(0.07)	(0.11)	-	(0.11)
Total Utility	0.04	(0.06)	0.10	(0.16)	(0.21)	0.05

Entergy Wholesale Commodities
VY asset impairments / related charges	(0.18)	-	(0.18)	(1.15)	(1.26)	0.11
HCM implementation expenses	(0.06)	-	(0.06)	(0.08)	-	(0.08)
Total Entergy Wholesale Commodities	(0.24)	-	(0.24)	(1.23)	(1.26)	0.03

Parent & Other
Transmission business spin-merge expenses	0.03	-	0.03	0.03	-	0.03
HCM implementation expenses	(0.01)	-	(0.01)	(0.01)	-	(0.01)
Total Parent & Other	0.02	-	0.02	0.02	-	0.02

Total Special Items	(0.18)	(0.06)	(0.12)	(1.37)	(1.47)	0.10

(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2013	2012	Change	2013	2012	Change
Utility
Transmission business spin-merge expenses	20.0	(10.7)	30.7	(8.7)	(37.1)	28.4
HCM implementation expenses	(12.5)	-	(12.5)	(20.3)	-	(20.3)
Total Utility	7.5	(10.7)	18.2	(29.0)	(37.1)	8.1

Entergy Wholesale Commodities
VY asset impairments / related charges	(31.8)	-	(31.8)	(204.8)	(223.5)	18.7
HCM implementation expenses	(11.8)	-	(11.8)	(15.0)	-	(15.0)
Total Entergy Wholesale Commodities	(43.6)	-	(43.6)	(219.8)	(223.5)	3.7

Parent & Other
Transmission business spin-merge expenses	5.5	-	5.5	5.5	(1.0)	6.5
HCM implementation expenses	(1.8)	-	(1.8)	(1.9)	-	(1.9)
Total Parent & Other	3.7	-	3.7	3.6	(1.0)	4.6

Total Special Items	(32.4)	(10.7)	(21.7)	(245.2)	(261.6)	16.4

B.	Regulatory Summary

Appendix B provides a summary of selected regulatory cases.

Appendix B: Regulatory Summary (see Appendix E for definitions of certain abbreviations or acronyms)
Company	Cases
Retail Regulation
Entergy Arkansas Authorized ROE: 9.3% Last filed rate base: $4.8 billion filed 1/9/14 based on 12/31/12 test year, with known and measureable changes through 12/31/13
Recent Activity / Next Steps: On Dec. 30, 2013, the APSC issued its order on the base rate case filed by EAI on March 1, 2013. The APSC approved a base rate increase of $81 million effective Dec. 31, 2013, including a 4.29% overall after tax rate of return with a 9.3% ROE and a 28.98% equity ratio. The order allows EAI to amortize its HCM costs over a three-and-a-half year period. Approximately $64 million of the base rate increase was the reclassification of riders to base rate and ANO2 wholesale to retail with no effect on earnings. The base rate increase also includes $13.6 million for storm reserve increases and $4 million for depreciation changes (reflecting a reduction in depreciation rates and an increase in plant in service). The MISO rider and the capacity cost rider proposed by EAI were approved. On Jan. 29, 2014, EAI filed a petition for rehearing of the Dec. 30, 2013 order. The APSC has 30 days to act or the petition is deemed denied.

Entergy Gulf States Louisiana
Authorized ROE range:
9.15 - 10.75% (electric);
9.45 - 10.45% (gas)
Last filed rate base:
$2.7 billion (electric) filed 2/15/13 based on 6/30/12 test year
$0.05 billion (gas) filed 1/31/14 based on 9/30/13 test year

Recent Activity / Next Steps: On Dec. 16, 2013, the LPSC approved a settlement resolving the rate case filed by EGSL on Feb. 15, 2013. The settlement results in no change to the base rider FRP revenue related to test year 2013, except with respect to recovery of the non-fuel related MISO costs, including the recovery of the deferred MISO implementation costs, and any capacity cost changes effective with the first billing cycle in December 2014. The settlement also provides for a three-year FRP for the 2014 through 2016 test years with a 9.95% ROE and a +/- 80 basis point bandwidth. Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to EGSL. Other provisions of the settlement include: (1) recovery outside of the bandwidth for extraordinary items, such as the Ninemile 6 new CCGT project and certain special recovery items; (2) amortization of costs associated with the HCM initiative over a three-year period, beginning in December 2014; (3) eight-year amortization of costs incurred in the potential development of a new nuclear unit at River Bend without carrying costs, beginning December 2014 and (4) no cost of service increase for the 2014 test year.

Entergy Louisiana Authorized ROE range: 9.15 - 10.75% Last filed rate base: $4.5 billion filed 2/15/13 based on 6/30/12 test year
Recent Activity / Next Steps: On Dec. 16, 2013, the LPSC approved a settlement resolving the rate case filed by ELL on Feb. 15, 2013. The settlement provides for a $10 million cost of service increase and recovery of the non-fuel related MISO costs, including the recovery of the deferred MISO implementation costs, and any capacity cost changes effective with the first billing cycle in December 2014. The settlement also provides for a three-year FRP for the 2014 through 2016 test years with a 9.95% ROE and a +/- 80 basis point bandwidth. Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to ELL. Other provisions of the settlement include: (1) recovery outside of the bandwidth for extraordinary items, such as the Ninemile 6 new CCGT project and certain special recovery items; (2) amortization of costs associated with the HCM initiative over a three-year period, beginning in December 2014; (3) eight-year amortization of costs incurred in the potential development of a new nuclear unit at River Bend without carrying costs, beginning December 2014 and (4) a cumulative $30 million cap on cost of service increases over the three-year formula rate plan cycle, exclusive of items outside of the sharing mechanism but inclusive of the initial $10 million base rate increase in December 2014.

Entergy Mississippi Authorized ROE range: 9.76 - 11.83% (per 4/30/13 filing based on 12/31/12 test year) Last filed rate base: $1.7 billion filed 4/30/13 based on 12/31/12 test year
Recent Activity / Next Steps: On Jan. 7, 2014, the MPSC suspended EMI’s 2013 test year FRP filing. EMI will still make an abbreviated, information-only filing by March 15, 2014. EMI is evaluating a potential rate case filing in 2014, although no decision has been made.
Background: EMI’s FRP includes an annual redetermination of the benchmark ROE based on a formula tied to interest rates and equity risk premiums, with an adjustment based upon performance ratings. Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance, subject to a 4% revenue limit. The annual filing occurs each March with rates effective in June (if no hearing) or July (if hearing). EMI’s FRP does not have an expiration date.
On Aug. 13, 2013, the MPSC approved a stipulation resolving EMI’s 2012 test year FRP. Without agreeing to any specific disallowances, the stipulation provides for a rate increase of approximately $22.3 million, which brings EMI up to the equity “point of adjustment” of 10.59% from an 8.96% earned ROE for 2012. The annualized change was effective with September 2013 bills.

Entergy New Orleans Authorized ROE range: 10.7 - 11.5% (electric) and 10.25 - 11.25% (gas) Last filed rate base: $0.3 billion (electric) and $0.09 billion (gas) filed 5/12 based on 12/31/11 test year
Recent Activity / Next Steps: ENOI’s FRP expired with the 2011 test year. The anticipated completion in the first part of 2015 (currently ahead of schedule) of the Ninemile 6 new CCGT project has certain ratemaking implications. In the coming months, ENOI will be working to finalize the ratemaking for ENOI related to its Ninemile 6 new CCGT PPA.

Entergy Texas Authorized ROE: 9.8% Last filed rate base: $1.6 billion filed 9/25/13 based on 3/31/13 adjusted test year
Recent Activity / Next Steps: On Jan. 17, 2014, the PUCT Staff filed direct testimony in ETI’s rate case, recommending a retail rate reduction of $(0.3) million and a 9.2% ROE. On Feb. 6, 2014, the ALJs approved a request to abate the procedural schedule indefinitely, including discovery and the hearing. ETI will file a report by Feb. 12, 2014, regarding the status of the settlement and settlement documents.
Background: On Sept. 25, 2013, ETI filed a rate case requesting a $38.6 million base rate increase and a 10.4% ROE based on a test year period ending March 31, 2013. With additional riders for rate case expenses and reserve equalization payments, the increase would be $53 million initially. Special circumstances recovery as fuel of approximately $22 million of historical purchased power capacity costs was reflected in the fuel reconciliation.

Wholesale Regulation
System Energy Resources See next column for ROE and rate base	Recent Activity: None. Authorized ROE: 10.94% Last calculated rate base: $1.5 billion for 12/31/13 monthly cost of service

C.	Financial and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter. Appendix C-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix F.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
Fourth Quarter 2013 vs. 2012 (see Appendix E for definitions of certain measures)

For 12 months ending Dec. 31	2013	2012	Change
GAAP Measures
Return on average invested capital – as-reported	4.8%	5.5%	(0.7)%
Return on average common equity – as-reported	7.6%	9.3%	(1.7)%
Cash flow interest coverage	6.2	6.1	0.1
Book value per share	$53.19	$51.72	$1.47
End of period shares outstanding (millions)	178.4	177.8	0.6

Non-GAAP Measures
Return on average invested capital – operational	5.8%	6.6%	(0.8)%
Return on average common equity – operational	10.2%	12.2%	(2.0)%

As of Dec. 31 ($ in millions)	2013	2012	Change
GAAP Measures
Cash and cash equivalents	739	533	206
Revolver capacity	3,977	3,462	515
Commercial paper outstanding	1,045	665	380
Total debt	13,678	13,473	205
Securitization debt	883	973	(90)
Debt to capital ratio	58.3%	58.7%	(0.4)%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	86	90	(4)
Leases – Entergy’s share	456	505	(49)
Total off-balance sheet liabilities	542	595	(53)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	56.6%	56.9%	(0.3)%
Gross liquidity	4,716	3,995	721
Net debt to net capital ratio, excluding securitization debt	55.2%	55.8%	(0.6)%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	56.3%	57.0%	(0.7)%

Appendix C-2: Historical Performance Measures (see Appendix E for definitions of certain measures)
	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13	4Q13	13YTD	12YTD
Financial
EPS – as-reported ($)	(0.86)	2.06	1.89	1.66	0.90	0.92	1.34	0.82	3.99	4.76
Less – special items ($)	(1.30)	(0.05)	(0.06)	(0.06)	(0.04)	(0.09)	(1.07)	(0.18)	(1.37)	(1.47)
EPS – operational ($)	0.44	2.11	1.95	1.72	0.94	1.01	2.41	1.00	5.36	6.23
Trailing twelve months
ROIC – as-reported (%)	6.0	6.2	4.8	5.5	6.9	5.9	5.5	4.8
ROIC – operational (%)	7.2	7.4	6.0	6.6	7.0	6.1	6.4	5.8
ROE – as-reported (%)	10.8	11.3	7.8	9.3	12.8	10.5	9.3	7.6
ROE – operational (%)	13.6	14.2	10.7	12.2	13.2	10.9	11.7	10.2
Cash flow interest coverage	7.5	7.2	6.8	6.1	5.9	5.8	5.9	6.2
Debt to capital ratio (%)	57.9	57.4	57.7	58.7	58.7	59.0	58.4	58.3
Debt to capital ratio, excluding securitization debt (%)	55.7	55.3	55.7	56.9	56.9	57.3	56.7	56.6
Net debt to net capital ratio, excluding securitization debt (%)	54.2	54.7	54.1	55.8	56.3	56.7	56.0	55.2
Utility
GWh billed
Residential	7,760	7,940	11,605	7,360	8,344	7,377	11,359	8,089	35,169	34,664
Commercial & Governmental	6,992	7,753	9,101	7,313	7,005	7,267	9,041	7,647	30,959	31,159
Industrial	9,958	10,408	10,748	10,067	9,868	10,357	11,038	10,389	41,653	41,181
Wholesale	732	836	833	798	630	590	667	1,133	3,020	3,200
Non-fuel O&M per MWh (dd)	$20.08	$19.94	$16.66	$22.19	$21.02	$23.44	$18.15	$21.99	$20.98	$19.53
Entergy Wholesale Commodities
Owned Capacity in MW (ee)	6,612	6,612	6,612	6,612	6,612	6,612	6,612	6,068	6,068	6,612
GWh billed	11,281	11,674	12,002	11,221	10,387	11,172	11,630	11,938	45,127	46,178
Net revenue ($ millions)	452	444	495	463	493	383	494	432	1,802	1,854
Operational adjusted EBITDA ($ millions)	144	127	185	161	194	61	165	133	553	618
Avg realized revenue per MWh	$49.29	$48.27	$51.88	$50.56	$58.66	$47.36	$53.22	$45.05	$50.86	$50.02
Non-fuel O&M per MWh (dd)	$23.93	$24.07	$23.15	$23.52	$25.22	$25.69	$25.28	$25.10	$25.32	$23.66
	EWC Nuclear Operational Measures
Capacity factor (%)	88	85	90	90	83	82	94	97	89	89
GWh billed	9,838	10,426	10,480	10,298	9,246	9,789	10,274	10,858	40,167	41,042
Avg realized revenue per MWh	$50.32	$48.67	$52.27	$49.88	$57.82	$46.40	$53.16	$44.15	$50.15	$50.29
Production cost per MWh (dd)	$25.85	$26.61	$26.14	$26.18	$25.94	$29.16	$25.32	$25.37	$26.35	$26.19

(dd)
Excludes effect of special items: the proposed spin-merge of the transmission business at Utility (2012 and 2013 quarterly and year-to-date periods), HCM implementation expenses (second, third and fourth quarters and year-to-date 2013) at Utility and EWC and the VY asset impairments / related charges at EWC (first quarter and year-to-date 2012 and third and fourth quarters and year-to-date 2013).

(ee)	Fourth quarter and year-to-date 2013 were reduced due to the retirement of R.E. Ritchie Unit 2 (gas/oil) plant in November 2013 (544 MWs).

D.	Planned Capital Expenditures

As shown in Appendix D, Entergy currently anticipates $6.8 billion for investment, including $5.8 billion for Utility and $1.0 billion for EWC. Utility depreciation expense over the comparable period is expected to total approximately $3.2 billion. In addition to routine maintenance, the capital investment plan includes specific investments and initiatives such as:
•
Utility: generation investments of $0.2 billion for ELL’s Ninemile 6 new CCGT project, $0.2 billion for post-Fukushima requirements for the Utility nuclear fleet, $0.4 billion for environmental spending (included in generation) for potential scrubbers at the White Bluff plant to meet pending Arkansas state requirements under the Clean Air Visibility Rule as well as compliance with the EPA’s MATS rule; transmission spending to support economic development projects, reliability and new compliance requirements.

•
Entergy Wholesale Commodities: significant projects required to continue operation of the current generation fleet including component replacements, software and security; $0.14 billion for NYPA value sharing (the last estimated $72 million payment to be made in January 2015 for 2014 generation); dry cask storage and license renewal and $0.2 billion for post-Fukushima requirements for the EWC nuclear fleet. EWC’s capital plan does not include any amounts for VY.

Estimated capital expenditures are subject to periodic review and modification, and actual spending may vary based on a number of factors.

Appendix D: 2014 – 2016 Capital Expenditure Plan
($ in millions) – Prepared February 2014

	2014	2015	2016	Total
Utility
Generation	650	640	590	1,880
Transmission	515	635	570	1,720
Distribution	575	545	565	1,685
Other	155	180	150	485
Utility Total	1,895	2,000	1,875	5,770
Entergy Wholesale Commodities	420	380	230	1,030
Total Planned Capital Expenditures	2,315	2,380	2,105	6,800

E.	Definitions

Appendix E provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Non-GAAP measures are included in this release to provide metrics that remove the effect of financial events that are not routine, from commonly used financial metrics.

Appendix E: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
Non-fuel O&M per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel, fuel-related expenses and purchased power
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; in November 2013, R.E. Ritchie Unit 2 (gas/oil) plant was retired (544 MWs)

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting and financially-settled instruments
Average realized revenue per MWh	As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting
Non-fuel O&M per MWh
Operation, maintenance and refueling expenses per MWh billed, excluding fuel, fuel-related expenses and purchased power and investments in wind generation accounted for under the equity method of accounting

Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel O&M expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming shutdown of VY in fourth quarter 2014, uninterrupted normal operation at the remaining nuclear plants and timely renewal of plant operating licenses; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty that may or may not require regulatory approval or approval of transmission rights, or other conditions precedent

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contracts are on owned EWC resources located within Entergy’s utility service territory and were executed prior to EWC receiving market-based authority under MISO

Planned net MW in operation
Amount of installed capacity to generate power and/or sell capacity; non-nuclear also includes purchases from affiliated and non-affiliated counterparties under long-term contracts and excludes energy and capacity from EWC’s wind investment accounted for under the equity method of accounting

Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contracts	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contracts	A contract for the sale of the installed capacity product in regional markets managed by ISO-NE, the NYISO and MISO

Appendix E: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Entergy Wholesale Commodities Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market PPA for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at the time of option expiration, costs to convert firm LD to unit-contingent and other risk management costs; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and/or auction awards
Expected sold and market total revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output and capacity is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs, divided by total planned MWh of generation, excluding the revenue associated with the amortization of the Palisades below-market PPA; also excludes payments owed under value sharing agreements, if any

Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable and commercial paper and capital leases on the balance sheet
Debt of joint ventures - Entergy’s share	Debt issued by business joint ventures at EWC
Leases - Entergy’s share	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Total debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Total debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Total debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of total debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Appendix E: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
ANO	Arkansas Nuclear One (nuclear)
APSC	Arkansas Public Service Commission
CCGT	Combined cycle gas turbine
CCNO	Council of the City of New Orleans, La.
DOE	U.S. Department of Energy
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
ENOI	Entergy New Orleans, Inc.
Entergy VY	Entergy Nuclear Vermont Yankee, LLC and Entergy Nuclear Operations, Inc.
EPA	U.S. Environmental Protection Agency
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
FitzPatrick	James A. FitzPatrick Nuclear Power Plant (nuclear)
FRP	Formula rate plan
GAAP	Generally accepted accounting principles
HCM	Human Capital Management program
IP2	Indian Point Energy Center Unit 2 (nuclear)
IP3	Indian Point Energy Center Unit 3 (nuclear)
IRS	Internal Revenue Service
ISO	Independent system operator
ISO-NE	ISO New England
LHV	Lower Hudson Valley
LPSC	Louisiana Public Service Commission
MATS	Mercury and Air Toxics Standards
MISO	Midcontinent Independent System Operator, Inc.
MPSC	Mississippi Public Service Commission
MWh	Megawatt hour
NRC	Nuclear Regulatory Commission
NYISO	New York Independent System Operator, Inc.
NYPA	New York Power Authority
O&M	Operation and maintenance expense
Palisades	Palisades Power Plant (nuclear)
Pilgrim	Pilgrim Nuclear Power Station (nuclear)
PPA	Power purchase agreement
PUCT	Public Utility Commission of Texas
ROE	Return on equity
ROIC	Return on invested capital
RSP	EGSL Rate Stabilization Plan (gas LDC)
RTO	Regional transmission organization
VY	Vermont Yankee Nuclear Power Station (nuclear)

F.	GAAP to Non-GAAP Reconciliations

Appendix F-1, Appendix F-2 and Appendix F-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix F-1: Reconciliation of GAAP to Non-GAAP Financial Measures – ROE, ROIC Metrics
($ in millions)
	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13	4Q13
As-reported net income-rolling 12 months (A)	946	996	705	847	1,160	958	861	712
Preferred dividends	21	21	22	22	22	21	20	19
Tax effected interest expense	322	329	342	350	356	363	365	371
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,289	1,346	1,069	1,219	1,538	1,342	1,246	1,102

Special items in prior quarters	(13)	(244)	(253)	(251)	(31)	(28)	(33)	(212)

Special items in current quarter
VY asset impairments / related charges	(224)	-	-	-	-	-	(173)	(32)
Transmission business spin-merge expenses	(7)	(9)	(11)	(11)	(6)	(12)	(10)	25
HCM implementation expenses	-	-	-	-	-	(4)	(7)	(26)
Total special items (C)	(244)	(253)	(264)	(262)	(37)	(44)	(224)	(245)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,533	1,599	1,333	1,481	1,575	1,386	1,470	1,347

Operational earnings, rolling 12 months (A-C)	1,190	1,249	969	1,109	1,197	1,002	1,085	957

Average invested capital (D)	21,339	21,556	22,065	22,290	22,389	22,573	22,857	23,210

Average common equity (E)	8,725	8,814	9,078	9,079	9,064	9,152	9,299	9,342

ROIC – as-reported % (B/D)	6.0	6.2	4.8	5.5	6.9	5.9	5.5	4.8

ROIC – operational % ((B-C)/D)	7.2	7.4	6.0	6.6	7.0	6.1	6.4	5.8

ROE – as-reported % (A/E)	10.8	11.3	7.8	9.3	12.8	10.5	9.3	7.6

ROE – operational % ((A-C)/E)	13.6	14.2	10.7	12.2	13.2	10.9	11.7	10.2

Appendix F-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13	4Q13
Total debt (A)	12,619	12,533	12,931	13,473	13,471	13,747	13,623	13,678
Less securitization debt (B)	1,049	1,020	1,003	973	952	927	910	883
Total debt, excluding securitization debt (C)	11,570	11,513	11,928	12,500	12,519	12,820	12,713	12,795
Less cash and cash equivalents (D)	685	283	750	533	263	311	365	739
Net debt, excluding securitization debt (E)	10,885	11,230	11,178	11,967	12,256	12,509	12,348	12,056

Total capitalization (F)	21,813	21,844	22,402	22,951	22,965	23,302	23,312	23,470
Less securitization debt (B)	1,049	1,020	1,003	973	952	927	910	883
Total capitalization, excluding securitization debt (G)	20,764	20,824	21,399	21,978	22,013	22,375	22,402	22,587
Less cash and cash equivalents (D)	685	283	750	533	263	311	365	739
Net capital, excluding securitization debt (H)	20,079	20,541	20,649	21,445	21,750	22,064	22,037	21,848

Debt to capital ratio % (A/F)	57.9	57.4	57.7	58.7	58.7	59.0	58.4	58.3

Debt to capital ratio, excluding securitization debt % (C/G)	55.7	55.3	55.7	56.9	56.9	57.3	56.7	56.6

Net debt to net capital ratio, excluding securitization debt % (E/H)	54.2	54.7	54.1	55.8	56.3	56.7	56.0	55.2

Off-balance sheet liabilities (I)	601	600	599	595	595	594	592	542

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	55.5	56.0	55.4	57.0	57.5	57.8	57.2	56.3

Revolver capacity (J)	2,825	2,762	2,917	3,462	3,542	3,819	4,129	3,977

Gross liquidity (D+J)	3,510	3,045	3,667	3,995	3,805	4,130	4,494	4,716

Appendix F-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	1Q12	2Q12	3Q12	4Q12	1Q13	2Q13	3Q13	4Q13
Net income	(176)	71	87	59	82	12	(93)	42
Add back: interest expense	6	5	3	3	3	4	4	5
Add back: income tax expense	(92)	47	57	50	57	(15)	(107)	(12)
Add back: depreciation and amortization	51	48	29	47	49	50	55	61
Subtract: interest and investment income	31	27	20	28	28	22	21	66
Add back: decommissioning expense	30	(17)	29	30	31	30	32	33
Adjusted EBITDA	(212)	127	185	161	194	59	(130)	63
Add back: special item for HCM implementation expenses (pre-tax)	-	-	-	-	-	2	3	19
Add back: VY asset impairments / related charges (pre-tax)	356	-	-	-	-	-	292	52
Operational adjusted EBITDA	144	127	185	161	194	61	165	133
Totals may not foot due to rounding

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR.”

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami;
(e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.

VII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$119,781	$9,192	$1,006	$129,979
Temporary cash investments	431,436	167,266	10,445	609,147
Total cash and cash equivalents	551,217	176,458	11,451	739,126
Securitization recovery trust account	45,885	-	-	45,885
Notes receivable	-	530,389	(530,389)	-
Accounts receivable:
Customer	509,176	161,465	-	670,641
Allowance for doubtful accounts	(34,311)	-	-	(34,311)
Associated companies	47,887	2,776	(50,663)	-
Other	184,640	10,353	35	195,028
Accrued unbilled revenues	340,828	-	-	340,828
Total accounts receivable	1,048,220	174,594	(50,628)	1,172,186
Deferred fuel costs	116,379	-	-	116,379
Accumulated deferred income taxes	195,030	13,915	(33,872)	175,073
Fuel inventory - at average cost	198,604	10,354	-	208,958
Materials and supplies - at average cost	603,557	311,449	-	915,006
Deferred nuclear refueling outage costs	78,633	113,841	-	192,474
System agreement cost equalization	61,040	-	-	61,040
Prepayments and other	255,907	180,477	(132,820)	303,564
TOTAL	3,154,472	1,511,477	(736,258)	3,929,691

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,270	40,238	(1,097,158)	40,350
Decommissioning trust funds	2,235,826	2,667,318	-	4,903,144
Non-utility property - at cost (less accumulated depreciation)	182,465	8,189	8,721	199,375
Other	150,015	60,601	-	210,616
TOTAL	3,665,576	2,776,346	(1,088,437)	5,353,485

PROPERTY, PLANT, AND EQUIPMENT

Electric	38,043,514	4,888,807	3,391	42,935,712
Property under capital lease	941,299	-	-	941,299
Natural gas	366,365	-	-	366,365
Construction work in progress	1,217,138	297,451	268	1,514,857
Nuclear fuel	854,617	712,287	-	1,566,904
TOTAL PROPERTY, PLANT AND EQUIPMENT	41,422,933	5,898,545	3,659	47,325,137
Less - accumulated depreciation and amortization	18,199,512	1,243,791	190	19,443,493
PROPERTY, PLANT AND EQUIPMENT - NET	23,223,421	4,654,754	3,469	27,881,644

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	849,718	-	-	849,718
Other regulatory assets	3,893,363	-	-	3,893,363
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	9,117	52,894	-	62,011
Other	197,617	698,161	(8,618)	887,160
TOTAL	5,496,116	754,128	(8,618)	6,241,626
		-
TOTAL ASSETS	$35,539,585	$9,696,705	$(1,829,844)	$43,406,446

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$438,884	$18,211	$-	$457,095
Notes payable and commercial paper:
Associated companies	-	103,739	(103,739)	-
Other	2,940	-	1,043,947	1,046,887
Account payable:
Associated companies	15,836	28,216	(44,052)	-
Other	916,616	256,018	679	1,173,313
Customer deposits	370,997	-	-	370,997
Taxes accrued	-	-	191,093	191,093
Accumulated deferred income taxes	97,463	(3)	(69,153)	28,307
Interest accrued	156,968	194	23,835	180,997
Deferred fuel costs	57,631	-	-	57,631
Obligations under capital leases	2,323	-	-	2,323
Pension and other postretirement liabilities	58,720	8,699	-	67,419
System agreement cost equalization	61,040	-	-	61,040
Other	141,425	282,045	-	423,470
TOTAL	2,320,843	697,119	1,042,610	4,060,572

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	7,340,267	1,266,913	117,455	8,724,635
Accumulated deferred investment tax credits	263,765	-	-	263,765
Obligations under capital leases	32,218	-	-	32,218
Other regulatory liabilities	1,295,955	-	-	1,295,955
Decommissioning and retirement cost liabilities	2,235,194	1,698,222	-	3,933,416
Accumulated provisions	110,899	3,191	1,049	115,139
Pension and other postretirement liabilities	1,708,639	612,065	-	2,320,704
Long-term debt	10,307,888	76,800	1,754,461	12,139,149
Other	741,376	593,325	(751,034)	583,667
TOTAL	24,036,201	4,250,516	1,121,931	29,408,648

Subsidiaries' preferred stock without sinking fund	186,511	24,249	-	210,760

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013	2,161,268	201,094	(2,359,814)	2,548
Paid-in capital	2,417,670	1,627,856	1,322,605	5,368,131
Retained earnings	4,518,741	2,849,546	2,456,766	9,825,053
Accumulated other comprehensive income (loss)	(75,649)	46,325	-	(29,324)
Less - treasury stock, at cost (76,381,936 shares in 2013)	120,000	-	5,413,942	5,533,942
Total common shareholders' equity	8,902,030	4,724,821	(3,994,385)	9,632,466
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,996,030	4,724,821	(3,994,385)	9,726,466

TOTAL LIABILITIES AND EQUITY	$35,539,585	$9,696,705	$(1,829,844)	$43,406,446

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$104,378	$8,224	$390	$112,992
Temporary cash investments	275,755	132,697	11,125	419,577
Total cash and cash equivalents	380,133	140,921	11,515	532,569
Securitization recovery trust account	46,040	-	-	46,040
Notes receivable	-	446,356	(446,356)	-
Accounts receivable:
Customer	374,403	194,468	-	568,871
Allowance for doubtful accounts	(31,956)	-	-	(31,956)
Associated companies	28,729	5,365	(34,094)	-
Other	149,681	10,984	743	161,408
Accrued unbilled revenues	303,264	128	-	303,392
Total accounts receivable	824,121	210,945	(33,351)	1,001,715
Deferred fuel costs	150,363	-	-	150,363
Accumulated deferred income taxes	348,881	1,272	(43,251)	306,902
Fuel inventory - at average cost	205,468	8,363	-	213,831
Materials and supplies - at average cost	588,657	339,873	-	928,530
Deferred nuclear refueling outage costs	123,975	119,399	-	243,374
System agreement cost equalization	16,880	-	-	16,880
Prepayments and other	70,777	413,333	(241,188)	242,922
TOTAL	2,755,295	1,680,462	(752,631)	3,683,126

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	46,626	(1,097,159)	46,738
Decommissioning trust funds	1,855,959	2,334,149	-	4,190,108
Non-utility property - at cost (less accumulated depreciation)	174,219	70,546	11,274	256,039
Other	422,139	14,095	-	436,234
TOTAL	3,549,588	2,465,416	(1,085,885)	4,929,119

PROPERTY, PLANT, AND EQUIPMENT

Electric	37,264,453	4,676,696	3,418	41,944,567
Property under capital lease	935,199	-	-	935,199
Natural gas	353,492	-	-	353,492
Construction work in progress	973,071	391,749	879	1,365,699
Nuclear fuel	907,293	691,137	-	1,598,430
TOTAL PROPERTY, PLANT AND EQUIPMENT	40,433,508	5,759,582	4,297	46,197,387
Less - accumulated depreciation and amortization	17,840,387	1,058,069	386	18,898,842
PROPERTY, PLANT AND EQUIPMENT - NET	22,593,121	4,701,513	3,911	27,298,545

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	742,030	-	-	742,030
Other regulatory assets	5,025,912	-	-	5,025,912
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	10,461	20,749	6,538	37,748
Other	215,422	752,132	(30,906)	936,648
TOTAL	6,540,126	775,954	(24,368)	7,291,712
		-
TOTAL ASSETS	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$701,090	$17,426	$-	$718,516
Notes payable and commercial paper:
Associated companies	28,000	1,437	(29,437)	-
Other	131,399	-	664,603	796,002
Account payable:
Associated companies	15,798	11,010	(26,808)	-
Other	957,193	259,462	525	1,217,180
Customer deposits	359,078	-	-	359,078
Taxes accrued	664,891	-	(331,172)	333,719
Accumulated deferred income taxes	7,955	40,431	(35,277)	13,109
Interest accrued	160,151	321	24,192	184,664
Deferred fuel costs	96,439	-	-	96,439
Obligations under capital leases	3,880	-	-	3,880
Pension and other postretirement liabilities	89,400	6,500	-	95,900
System agreement cost equalization	25,848	-	-	25,848
Other	106,052	154,019	1,915	261,986
TOTAL	3,347,174	490,606	268,541	4,106,321

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,844,329	819,998	647,429	8,311,756
Accumulated deferred investment tax credits	273,696	-	-	273,696
Obligations under capital leases	34,541	-	-	34,541
Other regulatory liabilities	898,614	-	-	898,614
Decommissioning and retirement cost liabilities	1,970,362	1,543,272	-	3,513,634
Accumulated provisions	357,801	978	3,447	362,226
Pension and other postretirement liabilities	2,891,787	834,099	-	3,725,886
Long-term debt	9,533,760	92,304	2,294,254	11,920,318
Other	709,182	611,814	(743,086)	577,910
TOTAL	23,514,072	3,902,465	2,202,044	29,618,581

Subsidiaries' preferred stock without sinking fund	186,511	-	-	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	301,097	(2,459,817)	2,548
Paid-in capital	2,417,644	1,861,355	1,078,853	5,357,852
Retained earnings	4,052,441	3,145,925	2,506,225	9,704,591
Accumulated other comprehensive income (loss)	(214,980)	(78,103)	-	(293,083)
Less - treasury stock, at cost (76,945,239 shares in 2012)	120,000	-	5,454,819	5,574,819
Total common shareholders' equity	8,296,373	5,230,274	(4,329,558)	9,197,089
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,390,373	5,230,274	(4,329,558)	9,291,089

TOTAL LIABILITIES AND EQUITY	$35,438,130	$9,623,345	$(1,858,973)	$43,202,502

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$15,403	$968	$616	$16,987
Temporary cash investments	155,681	34,569	(680)	189,570
Total cash and cash equivalents	171,084	35,537	(64)	206,557
Securitization recovery trust account	(155)	-	-	(155)
Notes receivable	-	84,033	(84,033)	-
Accounts receivable:
Customer	134,773	(33,003)	-	101,770
Allowance for doubtful accounts	(2,355)	-	-	(2,355)
Associated companies	19,158	(2,589)	(16,569)	-
Other	34,959	(631)	(708)	33,620
Accrued unbilled revenues	37,564	(128)	-	37,436
Total accounts receivable	224,099	(36,351)	(17,277)	170,471
Deferred fuel costs	(33,984)	-	-	(33,984)
Accumulated deferred income taxes	(153,851)	12,643	9,379	(131,829)
Fuel inventory - at average cost	(6,864)	1,991	-	(4,873)
Materials and supplies - at average cost	14,900	(28,424)	-	(13,524)
Deferred nuclear refueling outage costs	(45,342)	(5,558)	-	(50,900)
System agreement cost equalization	44,160	-	-	44,160
Prepayments and other	185,130	(232,856)	108,368	60,642
TOTAL	399,177	(168,985)	16,373	246,565

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(1)	(6,388)	1	(6,388)
Decommissioning trust funds	379,867	333,169	-	713,036
Non-utility property - at cost (less accumulated depreciation)	8,246	(62,357)	(2,553)	(56,664)
Other	(272,124)	46,506	-	(225,618)
TOTAL	115,988	310,930	(2,552)	424,366

PROPERTY, PLANT, AND EQUIPMENT

Electric	779,061	212,111	(27)	991,145
Property under capital lease	6,100	-	-	6,100
Natural gas	12,873	-	-	12,873
Construction work in progress	244,067	(94,298)	(611)	149,158
Nuclear fuel	(52,676)	21,150	-	(31,526)
TOTAL PROPERTY, PLANT AND EQUIPMENT	989,425	138,963	(638)	1,127,750
Less - accumulated depreciation and amortization	359,125	185,722	(196)	544,651
PROPERTY, PLANT AND EQUIPMENT - NET	630,300	(46,759)	(442)	583,099

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	107,688	-	-	107,688
Other regulatory assets	(1,132,549)	-	-	(1,132,549)
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	(1,344)	32,145	(6,538)	24,263
Other	(17,805)	(53,971)	22,288	(49,488)
TOTAL	(1,044,010)	(21,826)	15,750	(1,050,086)

TOTAL ASSETS	$101,455	$73,360	$29,129	$203,944

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2013 vs December 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(262,206)	$785	$-	$(261,421)
Notes payable and commercial paper:
Associated companies	(28,000)	102,302	(74,302)	-
Other	(128,459)	-	379,344	250,885
Account payable:
Associated companies	38	17,206	(17,244)	-
Other	(40,577)	(3,444)	154	(43,867)
Customer deposits	11,919	-	-	11,919
Taxes accrued	(664,891)	-	522,265	(142,626)
Accumulated deferred income taxes	89,508	(40,434)	(33,876)	15,198
Interest accrued	(3,183)	(127)	(357)	(3,667)
Deferred fuel costs	(38,808)	-	-	(38,808)
Obligations under capital leases	(1,557)	-	-	(1,557)
Pension and other postretirement liabilities	(30,680)	2,199	-	(28,481)
System agreement cost equalization	35,192	-	-	35,192
Other	35,373	128,026	(1,915)	161,484
TOTAL	(1,026,331)	206,513	774,069	(45,749)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	495,938	446,915	(529,974)	412,879
Accumulated deferred investment tax credits	(9,931)	-	-	(9,931)
Obligations under capital leases	(2,323)	-	-	(2,323)
Other regulatory liabilities	397,341	-	-	397,341
Decommissioning and retirement cost liabilities	264,832	154,950	-	419,782
Accumulated provisions	(246,902)	2,213	(2,398)	(247,087)
Pension and other postretirement liabilities	(1,183,148)	(222,034)	-	(1,405,182)
Long-term debt	774,128	(15,504)	(539,793)	218,831
Other	32,194	(18,489)	(7,948)	5,757
TOTAL	522,129	348,051	(1,080,113)	(209,933)

Subsidiaries' preferred stock without sinking fund	-	24,249	-	24,249

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2013 and in 2012	-	(100,003)	100,003	-
Paid-in capital	26	(233,499)	243,752	10,279
Retained earnings	466,300	(296,379)	(49,459)	120,462
Accumulated other comprehensive income (loss)	139,331	124,428	-	263,759
Less - treasury stock, at cost	-	-	(40,877)	(40,877)
Total common shareholders' equity	605,657	(505,453)	335,173	435,377
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	605,657	(505,453)	335,173	435,377

TOTAL LIABILITIES AND EQUITY	$101,455	$73,360	$29,129	$203,944

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,112,490	$-	$(1,420)	$2,111,070
Natural gas	41,039	-	-	41,039
Competitive businesses	-	542,181	(2,384)	539,797
Total	2,153,529	542,181	(3,804)	2,691,906

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	527,485	100,672	(533)	627,624
Purchased power	301,461	9,642	(8,189)	302,914
Nuclear refueling outage expenses	33,594	31,267	-	64,861
Asset impairment and related charges	9,411	37,831	2,790	50,032
Other operation and maintenance	587,211	300,385	6,431	894,027
Decommissioning	29,886	32,876	-	62,762
Taxes other than income taxes	114,808	32,305	303	147,416
Depreciation and amortization	275,304	61,199	1,000	337,503
Other regulatory charges (credits) - net	22,683	-	-	22,683
Total	1,901,843	606,177	1,802	2,509,822

Gain on sale of investment	-	43,569	-	43,569

OPERATING INCOME	251,686	(20,427)	(5,606)	225,653

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	19,378	-	-	19,378
Interest and investment income	62,102	66,172	(31,251)	97,023
Miscellaneous - net	(10,535)	(11,003)	(1,338)	(22,876)
Total	70,945	55,169	(32,589)	93,525

INTEREST EXPENSE
Interest expense	139,078	5,087	18,949	163,114
Allowance for borrowed funds used during construction	(7,068)	-	-	(7,068)
Total	132,010	5,087	18,949	156,046

INCOME BEFORE INCOME TAXES	190,621	29,655	(57,144)	163,132

Income taxes	25,100	(12,503)	(817)	11,780

CONSOLIDATED NET INCOME	165,521	42,158	(56,327)	151,352

Preferred dividend requirements of subsidiaries	4,332	91	-	4,423

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$161,189	$42,067	$(56,327)	$146,929

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.90	$0.24	$(0.32)	$0.82
DILUTED	$0.90	$0.24	$(0.32)	$0.82

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,332,416
DILUTED				178,751,436

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,831,597	$-	$(700)	$1,830,897
Natural gas	37,392	-	-	37,392
Competitive businesses	-	571,535	(3,564)	567,971
Total	1,868,989	571,535	(4,264)	2,436,260

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	371,573	93,181	(183)	464,571
Purchased power	281,427	15,349	(7,792)	288,984
Nuclear refueling outage expenses	29,324	31,987	-	61,311
Asset impairment and related charges	-	-	-	-
Other operation and maintenance	548,513	231,893	5,228	785,634
Decommissioning	28,089	30,031	-	58,120
Taxes other than income taxes	98,506	34,127	336	132,969
Depreciation and amortization	259,440	47,318	1,116	307,874
Other regulatory charges (credits) - net	12,595	-	-	12,595
Total	1,629,467	483,886	(1,295)	2,112,058

Gain on sale of investment	-	-	-	-

OPERATING INCOME	239,522	87,649	(2,969)	324,202

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	21,773	-	-	21,773
Interest and investment income	37,229	27,586	(31,805)	33,010
Miscellaneous - net	(6,619)	(3,510)	(1,292)	(11,421)
Total	52,383	24,076	(33,097)	43,362

INTEREST EXPENSE
Interest expense	130,836	2,976	20,622	154,434
Allowance for borrowed funds used during construction	(9,435)	-	-	(9,435)
Total	121,401	2,976	20,622	144,999

INCOME BEFORE INCOME TAXES	170,504	108,749	(56,688)	222,565

Income taxes	(113,574)	49,902	(15,613)	(79,285)

CONSOLIDATED NET INCOME	284,078	58,847	(41,075)	301,850

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$279,746	$58,847	$(42,325)	$296,268

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.58	$0.33	$(0.24)	$1.67
DILUTED	$1.57	$0.33	$(0.24)	$1.66

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,742,807
DILUTED				178,042,364

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$280,893	$-	$(720)	$280,173
Natural gas	3,647	-	-	3,647
Competitive businesses	-	(29,354)	1,180	(28,174)
Total	284,540	(29,354)	460	255,646

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	155,912	7,491	(350)	163,053
Purchased power	20,034	(5,707)	(397)	13,930
Nuclear refueling outage expenses	4,270	(720)	-	3,550
Asset impairment and related charges	9,411	37,831	2,790	50,032
Other operation and maintenance	38,698	68,492	1,203	108,393
Decommissioning	1,797	2,845	-	4,642
Taxes other than income taxes	16,302	(1,822)	(33)	14,447
Depreciation and amortization	15,864	13,881	(116)	29,629
Other regulatory charges (credits )- net	10,088	-	-	10,088
Total	272,376	122,291	3,097	397,764

Gain on sale of investment	-	43,569	-	43,569

OPERATING INCOME	12,164	(108,076)	(2,637)	(98,549)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(2,395)	-	-	(2,395)
Interest and investment income	24,873	38,586	554	64,013
Miscellaneous - net	(3,916)	(7,493)	(46)	(11,455)
Total	18,562	31,093	508	50,163

INTEREST EXPENSE
Interest expense	8,242	2,111	(1,673)	8,680
Allowance for borrowed funds used during construction	2,367	-	-	2,367
Total	10,609	2,111	(1,673)	11,047

INCOME BEFORE INCOME TAXES	20,117	(79,094)	(456)	(59,433)

Income taxes	138,674	(62,405)	14,796	91,065

CONSOLIDATED NET INCOME	(118,557)	(16,689)	(15,252)	(150,498)

Preferred dividend requirements of subsidiaries	-	91	(1,250)	(1,159)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(118,557)	$(16,780)	$(14,002)	$(149,339)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.68)	$(0.09)	$(0.08)	$(0.85)
DILUTED	$(0.67)	$(0.09)	$(0.08)	$(0.84)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2013
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,947,433	$-	$(5,073)	$8,942,360
Natural gas	154,353	-	-	154,353
Competitive businesses	-	2,312,758	(18,524)	2,294,234
Total	9,101,786	2,312,758	(23,597)	11,390,947

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,036,749	411,233	(2,164)	2,445,818
Purchased power	1,495,643	99,460	(40,771)	1,554,332
Nuclear refueling outage expenses	124,960	131,841	-	256,801
Asset impairment and related charges	9,411	329,336	2,790	341,537
Other operation and maintenance	2,263,894	1,048,061	19,979	3,331,934
Decommissioning	116,812	125,292	-	242,104
Taxes other than income taxes	469,969	129,020	1,361	600,350
Depreciation and amortization	1,041,031	215,871	4,142	1,261,044
Other regulatory charges (credits) - net	45,597	-	-	45,597
Total	7,604,066	2,490,114	(14,663)	10,079,517

Gain on sale of investment	-	43,569	-	43,569

OPERATING INCOME	1,497,720	(133,787)	(8,934)	1,354,999

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	66,053	-	-	66,053
Interest and investment income	186,724	137,727	(125,151)	199,300
Miscellaneous - net	(29,192)	(22,112)	(8,458)	(59,762)
Total	223,585	115,615	(133,609)	205,591

INTEREST EXPENSE
Interest expense	534,673	16,323	78,541	629,537
Allowance for borrowed funds used during construction	(25,500)	-	-	(25,500)
Total	509,173	16,323	78,541	604,037

INCOME BEFORE INCOME TAXES	1,212,132	(34,495)	(221,084)	956,553

Income taxes	365,917	(77,471)	(62,465)	225,981

CONSOLIDATED NET INCOME	846,215	42,976	(158,619)	730,572

Preferred dividend requirements of subsidiaries	17,329	91	1,250	18,670

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$828,886	$42,885	$(159,869)	$711,902

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.65	$0.24	$(0.90)	$3.99
DILUTED	$4.64	$0.24	$(0.89)	$3.99

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,211,192
DILUTED				178,570,400

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$7,874,255	$-	$(3,606)	$7,870,649
Natural gas	130,836	-	-	130,836
Competitive businesses	-	2,326,309	(25,715)	2,300,594
Total	8,005,091	2,326,309	(29,321)	10,302,079

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,676,019	362,406	(1,590)	2,036,835
Purchased power	1,185,404	110,328	(39,932)	1,255,800
Nuclear refueling outage expenses	110,837	134,763	-	245,600
Asset impairment and related charges	-	355,524	-	355,524
Other operation and maintenance	2,079,520	957,839	8,033	3,045,392
Decommissioning	112,664	72,096	-	184,760
Taxes other than income taxes	432,422	123,640	1,236	557,298
Depreciation and amortization	964,181	176,047	4,357	1,144,585
Other regulatory charges (credits) - net	175,104	-	-	175,104
Total	6,736,151	2,292,643	(27,896)	9,000,898

Gain on sale of investment	-	-	-	-

OPERATING INCOME	1,268,940	33,666	(1,425)	1,301,181

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	92,759	-	-	92,759
Interest and investment income	150,292	105,062	(127,578)	127,776
Miscellaneous - net	(25,844)	(19,071)	(8,299)	(53,214)
Total	217,207	85,991	(135,877)	167,321

INTEREST EXPENSE
Interest expense	513,797	17,900	74,899	606,596
Allowance for borrowed funds used during construction	(37,312)	-	-	(37,312)
Total	476,485	17,900	74,899	569,284

INCOME BEFORE INCOME TAXES	1,009,662	101,757	(212,201)	899,218

Income taxes	49,340	61,330	(79,815)	30,855

CONSOLIDATED NET INCOME	960,322	40,427	(132,386)	868,363

Preferred dividend requirements of subsidiaries	17,329	-	4,361	21,690

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$942,993	$40,427	$(136,747)	$846,673

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.31	$0.23	$(0.77)	$4.77
DILUTED	$5.30	$0.23	$(0.77)	$4.76

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,324,813
DILUTED				177,737,565

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,073,178	$-	$(1,467)	$1,071,711
Natural gas	23,517	-	-	23,517
Competitive businesses	-	(13,551)	7,191	(6,360)
Total	1,096,695	(13,551)	5,724	1,088,868

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	360,730	48,827	(574)	408,983
Purchased power	310,239	(10,868)	(839)	298,532
Nuclear refueling outage expenses	14,123	(2,922)	-	11,201
Asset impairment and related charges	9,411	(26,188)	2,790	(13,987)
Other operation and maintenance	184,374	90,222	11,946	286,542
Decommissioning	4,148	53,196	-	57,344
Taxes other than income taxes	37,547	5,380	125	43,052
Depreciation and amortization	76,850	39,824	(215)	116,459
Other regulatory charges (credits )- net	(129,507)	-	-	(129,507)
Total	867,915	197,471	13,233	1,078,619

Gain on sale of investment	-	43,569	-	43,569

OPERATING INCOME	228,780	(167,453)	(7,509)	53,818

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(26,706)	-	-	(26,706)
Interest and investment income	36,432	32,665	2,427	71,524
Miscellaneous - net	(3,348)	(3,041)	(159)	(6,548)
Total	6,378	29,624	2,268	38,270

INTEREST EXPENSE
Interest expense	20,876	(1,577)	3,642	22,941
Allowance for borrowed funds used during construction	11,812	-	-	11,812
Total	32,688	(1,577)	3,642	34,753

INCOME BEFORE INCOME TAXES	202,470	(136,252)	(8,883)	57,335

Income taxes	316,577	(138,801)	17,350	195,126

CONSOLIDATED NET INCOME	(114,107)	2,549	(26,233)	(137,791)

Preferred dividend requirements of subsidiaries	-	91	(3,111)	(3,020)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(114,107)	$2,458	$(23,122)	$(134,771)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.66)	$0.01	$(0.13)	$(0.78)
DILUTED	$(0.66)	$0.01	$(0.12)	$(0.77)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended December 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$151,352	$301,850	$(150,498)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	539,091	477,982	61,109
Deferred income taxes, investment tax credits, and non-current taxes accrued	137,737	(137,707)	275,444
Asset impairment and related charges	50,032	-	50,032
Gain on sale of investment	(43,569)	-	(43,569)
Changes in working capital:
Receivables	93,228	147,813	(54,585)
Fuel inventory	(11,548)	(2,541)	(9,007)
Accounts payable	175,062	(150,375)	325,437
Prepaid taxes and taxes accrued	(136,476)	10,859	(147,335)
Interest accrued	21,919	25,904	(3,985)
Deferred fuel	38,595	(59,795)	98,390
Other working capital accounts	14,985	(20,615)	35,600
Changes in provisions for estimated losses	(645)	(7,329)	6,684
Changes in other regulatory assets	932,458	(447,678)	1,380,136
Changes in other regulatory liabilities	106,376	(67,206)	173,582
Changes in pensions and other postretirement liabilities	(1,384,849)	719,203	(2,104,052)
Other	306,012	(69,868)	375,880
Net cash flow provided by operating activities	989,760	720,497	269,263

INVESTING ACTIVITIES
Construction/capital expenditures	(506,385)	(805,960)	299,575
Allowance for equity funds used during construction	20,278	22,634	(2,356)
Nuclear fuel purchases	(119,369)	(145,048)	25,679
Payments for purchases of plants	(17,300)	(455,711)	438,411
Proceeds from sale of assets and businesses	147,922	-	147,922
Changes in transition charge account	3,857	6,301	(2,444)
Payments to storm reserve escrow account	(1,834)	(1,948)	114
Receipts from storm reserve escrow account	-	10,000	(10,000)
Decrease (increase) in other investments	(39,299)	85,170	(124,469)
Proceeds from nuclear decommissioning trust fund sales	967,841	657,358	310,483
Investment in nuclear decommissioning trust funds	(999,528)	(689,366)	(310,162)
Net cash flow used in investing activities	(543,817)	(1,316,570)	772,753

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	820,019	1,188,867	(368,848)
Preferred stock of subsidiary	24,249	-	24,249
Treasury stock	3,807	6,284	(2,477)
Retirement of long-term debt	(708,440)	(1,101,217)	392,777
Changes in credit borrowings and commercial paper - net	(59,153)	439,830	(498,983)
Dividends paid:
Common stock	(148,006)	(147,917)	(89)
Preferred stock	(4,333)	(6,832)	2,499
Net cash flow provided by (used in) financing activities	(71,857)	379,015	(450,872)

Effect of exchange rates on cash and cash equivalents	(292)	(92)	(200)

Net increase (decrease) in cash and cash equivalents	373,794	(217,150)	590,944

Cash and cash equivalents at beginning of period	365,332	749,719	(384,387)

Cash and cash equivalents at end of period	$739,126	$532,569	$206,557

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$135,051	$123,983	$11,068
Income taxes	$20,175	$6,742	$13,433

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date December 31, 2013 vs. 2012
(Dollars in thousands)
(Unaudited)

	2013	2012	Variance

OPERATING ACTIVITIES
Consolidated net income	$730,572	$868,363	$(137,791)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	2,012,076	1,771,649	240,427
Deferred income taxes, investment tax credits, and non-current taxes accrued	311,789	(26,479)	338,268
Asset impairment and related charges	341,537	355,524	(13,987)
Gain on sale of investment	(43,569)	-	(43,569)
Changes in working capital:
Receivables	(180,648)	(14,202)	(166,446)
Fuel inventory	4,873	(11,604)	16,477
Accounts payable	94,436	(6,779)	101,215
Prepaid taxes and taxes accrued	(142,626)	55,484	(198,110)
Interest accrued	(3,667)	1,152	(4,819)
Deferred fuel	(4,824)	(99,987)	95,163
Other working capital accounts	(66,330)	(151,989)	85,659
Changes in provisions for estimated losses	(248,205)	(24,808)	(223,397)
Changes in other regulatory assets	1,105,622	(398,428)	1,504,050
Changes in other regulatory liabilities	397,341	170,421	226,920
Changes in pensions and other postretirement liabilities	(1,433,663)	644,099	(2,077,762)
Other	314,505	(192,131)	506,636
Net cash flow provided by operating activities	3,189,219	2,940,285	248,934

INVESTING ACTIVITIES
Construction/capital expenditures	(2,287,593)	(2,674,650)	387,057
Allowance for equity funds used during construction	69,689	96,131	(26,442)
Nuclear fuel purchases	(517,825)	(557,960)	40,135
Payment for purchase of plant	(17,300)	(456,356)	439,056
Proceeds from sale of assets and businesses	147,922	-	147,922
Changes in transition charge account	155	4,265	(4,110)
NYPA value sharing payment	(71,736)	(72,000)	264
Payments to storm reserve escrow account	(7,716)	(8,957)	1,241
Receipts from storm reserve escrow account	260,279	27,884	232,395
Decrease (increase) in other investments	(82,955)	15,175	(98,130)
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	21,034	109,105	(88,071)
Proceeds from nuclear decommissioning trust fund sales	2,031,552	2,074,055	(42,503)
Investment in nuclear decommissioning trust funds	(2,147,099)	(2,196,489)	49,390
Net cash flow used in investing activities	(2,601,593)	(3,639,797)	1,038,204

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,746,016	3,478,361	267,655
Preferred stock of subsidiary	24,249	-	24,249
Mandatorily redeemable preferred membership units of subsidiary	-	51,000	(51,000)
Treasury stock	24,527	62,886	(38,359)
Retirement of long-term debt	(3,814,666)	(3,130,233)	(684,433)
Changes in credit borrowings and commercial paper - net	250,889	687,675	(436,786)
Dividends paid:
Common stock	(593,037)	(589,209)	(3,828)
Preferred stock	(18,802)	(22,329)	3,527
Net cash flow provided by (used in) financing activities	(380,824)	538,151	(918,975)

Effect of exchange rates on cash and cash equivalents	(245)	(508)	263

Net increase (decrease) in cash and cash equivalents	206,557	(161,869)	368,426

Cash and cash equivalents at beginning of period	532,569	694,438	(161,869)

Cash and cash equivalents at end of period	$739,126	$532,569	$206,557

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$570,212	$546,125	$24,087
Income taxes	$127,735	$49,214	$78,521